Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Municipal High Income Opportunity Fund:

We consent to the use of our report dated December 27, 2019, with respect to the financial statements and financial highlights of Nuveen Municipal High Income Opportunity Fund, as of October 31, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

Chicago, Illinois

January 16, 2020